Exhibit (p)(10)

SUSTAINABLE ASSET MANAGEMENT, USA

Subsection E. Code of Ethics

Sustainable Asset Management USA, Inc. (“SAM-US”) has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct of our employees while performing their duties for SAM-US.

A.	APPLICABILITY

“Supervised Persons” for purposes of this Code means:

1)	A Director or officer of SAM-US (or other persons occupying a similar status or performing similar functions);

2)	Individuals designated as “Shared Personnel” of SAM-US as identified on a list maintained by SAM-US’s CCO; and

3)	Certain other persons designated by the CCO or designee, incl. temporary/contract workers who support SAM-US’s business.

“Access Person” for purposes of this Code means any Supervised Person who:

1)	Is a Director or officer of SAM-US (or other persons occupying a similar status or performing similar functions;

2)	Has access to non-public information regarding any client’s purchases or sales of securities; or

3)	Is involved in making securities recommendations to clients or who has access to such recommendations that are non-public; or

4)	Has non-public information regarding the portfolio holdings of any mutual fund managed by SAM-US; and

5)	Certain other persons designated by the CCO or designee, incl. temporary/contract workers who support SAM-US’s business

Directors and officers who do not have access to confidential information regarding client securities transactions or recommendation may be exempt from the definition of Access Persons. The CCO will make a case-by-case determination and document any exemption.

The CCO will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any job status change.

B.	STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.	SAM-US is a fiduciary and its Supervised Persons have a duty to act for the benefit of its clients and shall at all times place the financial interests of the client ahead of itself;

2.	SAM-US holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	SAM-US fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

D.	CONFLICTS OF INTEREST

As a fiduciary, SAM-US has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client. Supervised Persons are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

1.	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

2.	No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

3.	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

4.	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual’s position of trust and responsibility.

E.	CONFIDENTIALITY

All information obtained by any Supervised Person regarding any aspect of a client relationship shall be kept in strict confidence. The Supervised Person commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by any regulatory or self-regulating agency, or to the extent required by law or regulation, or unless disclosure is consented to by the client, or unless such information is already public.

F.	EMPLOYEE PERSONAL SECURITIES MONITORING

I.	Definitions

“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange traded funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or subadvised by SAM-US, holdings in foreign funds, or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or subadvised by SAM-US, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Beneficial Interest” for purposes of this Code means any Covered Security (as that term is defined above) in which an Access Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

•	accounts personally held by the Access Person;

•	accounts held by the Access Person’ immediate family members related by blood or marriage sharing the same household (“immediate family members”);

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any person or organization (such as an investment club) with whom an Access Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security;

•	any trusts of which an Access Person is trustee.

II.	Investment Activities

a.	No offering of investment advice or managing any person’s portfolio in which the Access Person does not have a beneficial interest without prior written approval.

b.	No participation in an investment club without prior written approval.

III.	Transaction Pre-Clearance

All Access Person’s securities transactions in Covered Securities are subject to pre-clearance, by the way of submission of a pre-clearance form. A copy of the pre-clearance form can be obtained from the CCO or designee.

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

See Section X below for exemptions.

IV.	Initial Public Offerings (“IPO”)

Securities purchases by Access Persons in IPOs may only be made with the prior written consent of the CCO or designee.

V.	Private Investments (Hedge Funds, Private Placements, etc.)

Private investments by Access Persons may only be made with the prior written consent of the CCO or designee.

VI.	Short Sales/Cover Shorts

Short sales/cover shorts by Access Persons may only be made with prior written consent of the CCO or designee. Approval is determined based on the underlying security and transactions are subject to all holding period and black-out policies.

VII.	Options

The purchase of options on Covered Security by Access Persons may only be made with prior written consent of the CCO or designee. Approval is determined based on the underlying security. Transactions are subject to all blackout policies including the holding period restrictions.

VIII. Holding Periods

No profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

Multiple purchases/sales of the same or equivalent security will be viewed as a “bundled” transaction and the 30-day rule will be applied as of the last transaction date.

See Section X below for exemptions. In addition, other exceptions may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption; however, such exemptions may be withheld by SAM-US’s CCO in his sole discretion.

It is the Access Person’s responsibility to determine the holding period applicable to a security purchased. Access Person’s violating the holding period requirement will have their profits disgorged.

IX.	Black-out Periods

1.	Client Priority

A. Access Persons are prohibited from purchasing or selling any Covered Security that is being actively considered for purchase or sale for client accounts.

B. Access Persons are prohibited from trading any Covered Security for which an open order exists on the trading desk. Access Persons are required to resubmit any order that was originally denied if they wish to continue with the transaction.

2.	7 day Before and After

Access Persons are precluded from purchasing or selling in their personal accounts any Covered Security purchased or sold by SAM-US for a period of 7-calendar days before or after the SAM-US transaction. In calculating the 7-calendar day period, the trade date of the SAM-US transaction is not counted.

X.	EXEMPTIONS

While the following pre-clearance, blackout period, and holding period exemptions are applicable, reporting obligations have not been waived.

Exceptions other than listed below may be made as authorized by the CCO or designee based on reasonable review and supervision of the process. Such exceptions will be documented.

Pre-Clearance

Transactions in covered securities executed by an immediate family member are not subject to pre-clearance. However, exempted transactions are subject to all blackout, holding, and reporting requirements.

Transactions in IPOs, private placements, short sales and option transactions executed by an immediate family member are not exempted from any provisions, including but not limited to preclearance.

Pre-Clearance, Blackout Period, and Holding Period Exemptions

a.	Covered Security transactions executed on a fully discretionary basis by an investment adviser (other than SAM-US) on behalf of an Access Person and a letter stating such is maintained in the file.

b.	Transactions by an Access Person acting as a portfolio manager for, or who has a beneficial interest in, a limited partnership, commingled vehicle, or investment company where SAM-US is the contractual investment adviser or for or any account in which SAM-US has a proprietary interest and is the contractual investment adviser.

Pre-Clearance and Blackout Period Exemptions

a.	Purchases and sales involving a long* position in a common stock, or a closed end fund when:

i)	the market cap is in excess of $3 billion;

AND

ii)	the amount traded is equal to or less than 50,000 Swiss Francs over a 30-day period.

*	(Note) - this exemption does not apply to short positions or options.

b.	Purchases and sales of shares of mutual funds advised or sub-advised by SAM-US.

c.	Exchange traded funds that are based on a broad based securities index.

d.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

e.	Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

f.	Systematic investment plans provided the CCO or designee has been previously notified of the participation in the plan;

g.	Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights); and

h.	Gifts of securities.

Blackout Period Exemptions

Covered Security transactions for which an Access Person has requested and received preclearance from the CCO or designee and for which the Access Person is not the Portfolio Manager directly responsible for initiating the client transaction.

XI.	Restricted Security List

The CCO or designee maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between SAM-US or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the CCO or designee. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the CCO or designee.

If it is determined that the Supervised Person is in possession of material, non-public information, the CCO or designee will establish a “Protective Wall” around the Supervised Person. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the CCO or designee. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the CCO or designee.

When an order is received from a Supervised Persons in a security on the Restricted List, the transaction may not be executed until the CCO or designee has approved the trade. The CCO or designee will check with the department or staff member with the relationship to the company to determine whether trading in the security should be permitted. The Restricted List is regularly updated by the CCO or designee.

XII. Activity Review

The CCO or designee will monitor employee trading activity with particular focus on trading which may be unusual for a particular Access Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Employees are expected to devote their full time and attention to their work responsibilities. SAM-US may take steps to curtail an individual’s trading activity if, in the judgment of the appropriate department manager or the CCO or designee, the Access Person’s trading activity is having an adverse impact on the employee’s job performance.

XIII. Reporting Requirements

1.	Transaction Reporting

All Access Persons and immediate family members must submit brokerage statements to the CCO or designee, which must include every gift, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.

Access Person’s and immediate family member’s reporting obligations may be satisfied by having their brokers deliver to the CCO or designee copies of brokerage statements which contain:

i.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

ii.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

iii.	The price at which the transaction was effected;

Private Placements transactions effected during the quarter must be reported manually.

The CCO or designee will conduct periodic reviews of Access Persons’ and immediate family member personal securities transactions for compliance with this Code.

2.	Initial Holdings Report

All Access Persons and immediate family members shall disclose to the CCO or designee a listing of all Covered Securities beneficially owned no later than 10 days after the employee becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the employee becomes an Access Person.

The report shall include the following:

a.	The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Access Person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	The date the report is submitted.

The CCO or designee will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.

3.	Annual Holdings Report

No later than January 31st, annually, Access Persons shall deliver to the CCO or designee a listing of all Covered Securities beneficially owned by themselves or immediate family members that are current as of a date no more than 45 days prior to the date the report is submitted.

The report shall include the following:

a.	The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Access Person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Supervised Person; and

c.	The date the report is submitted.

The CCO or designee will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Access Person’s fulfillment of their quarterly reporting obligations.

G.	INSIDER TRADING/MATERIAL NON-PUBLIC INFORMATION

SAM-US aspires to the highest standard of business ethics. The purpose of SAM-US’s policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, SAM-US has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of proprietary and/or confidential information.

I.	Use of Confidential or Proprietary Information

Supervised Persons may receive or have access to material, non-public information in the course of their work at SAM-US Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, SAM-US has adopted the following policies:

Supervised Persons:

•	may not use confidential or proprietary information for investment purposes, for personal gain, or share such information with others for their personal benefit; or

•	may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer’s securities; or

•

must treat as confidential all information not generally made public concerning SAM-US’s investment activities or plans, or the financial condition and business activity of any enterprise with which SAM-US is conducting business; or

•

must preserve the confidentiality of proprietary information and disclose it only to other Supervised Persons who have a legitimate business need for the information. Prior to disclosing this information to others, Supervised Persons must consult with the CCO or designee.

Under federal securities law, it is illegal to buy or sell a security while in possession of material, non-public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to “tip” others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer’s securities.

Insider trading is an extremely complex area of the law principally regulated by the Securities and Exchange Commission (“SEC”). Questions concerning the law or a particular situation should be addressed with the CCO or designee prior to taking any action. If the Supervised Person believes that they may have material, non-public information gained within or outside the scope of their employment, regardless of the source, they must notify the CCO or designee so that securities can be monitored and/or placed on the SAM-US Restricted List as appropriate.

II.	SAM-US’s Insider Trading Rules

Set forth below are three rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by SAM-US, up to and including termination of employment.

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Supervised Persons who possess, or have reason to believe they possess, material, non-public information relating to any security, may not buy or sell that publicly traded security for themselves, members of their family, SAM-US or any other persons. In addition, Supervised Persons may not recommend to others that they buy or sell that security.

•

Supervised Persons must contact the CCO or designee and disclose that they are in possession of this information and may not communicate material, non-public information to anyone without the advance approval of the CCO or designee.

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If a Supervised Person is aware that SAM-US is considering or actually trading any publicly traded security for any account it manages, the Supervised Person must regard that as material, non-public information.

III.	What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult the CCO or designee.

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the CCO or designee if you have any questions with regard to this Regulation.

SAM-US Supervised Persons working on a venture capital, private equity or private securities transaction who receives information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

IV.	What is Material Information?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult the CCO or designee.

V.	Material information Examples

1.	Material information may be about the issuer itself. For example:

•	information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

•	any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

•	information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

•	information about a company’s Personnel (such as a valuable employee leaving or becoming seriously ill); or

•	information about a company’s financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

2.	Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets. For example:

•	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

•	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

3.	Material information may include information about SAM-US’s portfolio management activities.

You should treat as material any information that SAM-US is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security.

VI.	“Front-running” and “Scalping”

Trading while in possession of information concerning SAM-US’s trades is called front-running or scalping, and is prohibited by SAM-US’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as SAM-US just before SAM-US makes its trade, for example, buying a security just before SAM-US buys that security, or selling just before SAM-US sells that security.

Scalping is making a trade in the opposite direction just after SAM-US’s trade, for example, selling just after SAM-US stops buying such security or buying a security just after SAM-US stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by SAM-US’s transactions.

VII.	Penalties for Insider Trading

SAM-US and/or SAM-US Supervised Persons could be subject to severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

VIII. Specific Procedures

In application of the policy, the following procedures shall be followed:

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Supervised Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation, (i) the election or appointment of the Supervised Persons as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the Company, should be aware that, in such circumstances, they must contact a lawyer in the Legal Department prior to acting in the marketplace.

•	All Supervised Persons shall promptly report to the CCO their awareness of any information which they believe may constitute material non-public information concerning a company.

•	The CCO or designee will maintain the Restricted Security List.

•	Any Supervised Persons who has reason to believe that any violation of this Statement of Policy has occurred shall immediately report all material facts concerning such matter to the CCO or designee.

H.	GIFTS AND ENTERTAINMENT POLICY

Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.

Definitions:

Gift – anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

Entertainment – business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

Gifts Policy

A.	No Supervised Person shall accept any gift of more than $100 value per year from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry are considered appropriate.

B.	No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $200 and considered customary in the industry are considered appropriate.

C.	Under no circumstances may an employee accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.).

D.	Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

E.	Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.

Entertainment Policy

A.	Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

B.	Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

C.	Prior to providing entertainment to a representative of a public entity, contact the CCO or designee in order to verify interpretation understanding of state or municipal regulations.

Standard of Reasonableness

The terms “extraordinary” or “extravagant,” “customary in the industry,” and “normal and customary” may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the CCO or designee.

Records

Supervised Persons must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, the CCO or designee or a regulator.

I.	CHARITABLE CONTRIBUTIONS POLICY

From time to time, SAM-US or its employees may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, SAM-US has adopted the following procedures.

If a contribution is requested by a client, SAM-US may agree to charitable contributions subject to the following terms.

a.	The check must be made in SAM-US’ name (not the client or the supervised person)

b.	Any tax benefit is taken by SAM-US

c.	The contribution does not directly benefit the client

d.	The contribution is not made to satisfy a pledge made by the client

e.	The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

Charitable contributions must be pre-approved by your supervisor.

J.	POLITICAL CONTRIBUTIONS POLICY

From time to time, SAM-US or its employees may be asked by a client to make political contributions. In addition, employees, by their own volition, may seek to make individual political contributions. As an investment manager, SAM-US may be eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, SAM-US requires that all personal political contributions made in the USA be subject to a pre-clearance policy.

For the purposes of this policy, political contribution include a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.

Firm Contributions

SAM-US does not to make political contributions.

Individual Contributions

For all Employees

•	SAM-US will not reimburse any employee for individual political contributions. In addition, the SAM-US corporate credit card cannot be used to make contributions.

•	Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor’s jurisdiction for whom the contributor is not eligible to vote.

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Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

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Certain contributions, even within your voting jurisdiction, may restrict or prohibit SAM-US from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with SAM-US’s business, please consult with the Head of Sales or the CCO or designee prior to making an individual contribution.

For Employees in Sales, Marketing and Portfolio Management

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In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.

Employees should contact the CCO or designee for a copy of the political contribution preclearance form.

K.	OUTSIDE BUSINESS ACTIVITIES

A potential conflict of interest exists with respect to a Supervised Person’s duties to SAM-US and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person’s supervisor with a copy to the CCO or designee prior to a Supervised Person seeking to:

•	engage in any outside business activity, or

•	accept any position as an officer or director of any corporation, organization, association, or mutual fund.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The CCO or designee, in conjunction with the Supervised Person’s supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

If approved, the CCO or designee will provide the Supervised Person with written approval. In addition, if applicable, the CCO or designee will ensure that a registered representative’s Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with SAM-US.

Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Supervised Person’s outside business activities. The CCO or designee will verify items reported on the Questionnaire against written requests received throughout the year.

L.	REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to the CCO. SAM-US is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity.

1.	Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

2.	Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code.

M.	ANNUAL REVIEWS AND CERTIFICATIONS

The CCO or designee will review the Code annually and update any provisions and/or attachments which SAM-US deems require revision.

Upon employment, all Supervised Persons are required to certify that they have:

1.	Received a copy of the Code;

2.	Read and understand all provisions of the Code; and

3.	Agreed to comply with all provisions of the Code.

At the time of any amendments to this Code, all Supervised Persons are required to:

1.	Certify they have received, read and understood the amendments to the Code; and

2.	Agree to comply with the amendment and all other provisions of the Code.

Annually, all Supervised Persons are required to:

1.	Certify they have read and understand all provisions of the Code; and

2.	Agree to comply with all provisions of the Code.

N.	SANCTIONS

Regardless of whether a government inquiry occurs, SAM-US views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

O.	FURTHER INFORMATION

If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the CCO or designee.